Exhibit 99.1

CSB BANCORP, INC. REPORTS SECOND QUARTER EARNINGS

Second Quarter Highlights
	Quarter Ended June 30, 2013	Quarter Ended June 30, 2012
Diluted earnings per share	$0.45	$0.41
Net Income	$1,247,000	$1,141,000
Return on average common equity	9.32%	8.98%
Return on average assets	0.88%	0.82%

Millersburg, Ohio – July 22, 2013 – CSB Bancorp, Inc. (CSBB) today announced second quarter 2013 net income of $1.25 million or $.45 per basic and diluted share, as compared to $1.14 million or $.41 per basic and diluted share for the same period in 2012.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 9.32% and 0.88%, respectively, compared with 8.98% and 0.82% for the second quarter of 2012.

Eddie Steiner, President and CEO commented, “We continue to focus on growing relationships with current and new customers. The bank’s average loan balances have increased 10% in the past year, and although margins remain tight, this growth has provided increases of approximately 4% in net interest income.”

Revenue totaled $5.7 million in the second quarter, a 4% increase from the prior-year second quarter. Non-interest expense amounted to $3.7 million during the quarter, an increase of $103 thousand or 3% from the same quarter in the prior year. The Company’s second quarter efficiency ratio amounted to 63.4% as compared to 64.0% for the same quarter in the prior year.

Average total assets during the quarter amounted to $572 million, an increase of $9 million or 2% above the same quarter of the prior year. Average loan balances of $375 million were $36 million or 10% above prior year second quarter, while average securities balances of $134 million increased $2 million or 2% as compared to second quarter 2012.

Total assets amounted to $571 million on June 30, 2013, up $4 million or 1% from June 30, 2012. Net loan balances at quarter end totaled $373 million, up $34 million or 10% from the year-ago quarter, while securities balances of $133 million were $1 million or 0.6% higher than year ago balances. On a linked-quarter basis, net loans grew by $5 million and securities balances declined by $4 million.

Average commercial loan balances, including commercial real estate, grew by $2 million or 0.6% during the quarter ended June 30, 2013. Average residential mortgage balances increased by $379 thousand or 0.5% during the second quarter, as the bank continues to originate and retain some 15 year fixed rate mortgages. Average home equity balances increased $101 thousand or 0.3% during the quarter. There were no significant changes in the remainder of the bank’s loan portfolio, which includes installment, credit card and other loan balances totaling less than $10 million in outstanding balances.

The bank recorded net loan charge-offs totaling $69 thousand for the quarter.

Nonperforming assets totaled $2.4 million or 0.63% of total loans plus other real estate at quarter end, compared to $4.0 million or 1.17% at the end of the second quarter in the prior year. Delinquent loan balances amounted to 1.08% of total loans on June 30, 2013, down from 1.67% in June 2012.

The Company funded $210 thousand in loan loss provision during the second quarter and the allowance for loan losses amounted to 1.31% of total loans on June 30, 2013. The ratio of the allowance for loan losses to nonperforming loans stood at 207% at the end of the quarter.

Commenting on the Company’s credit quality, Steiner noted that the Company’s nonperforming asset balances have demonstrated a general pattern of improvement for the past three years.

Deposit balances totaled $463 million on June 30, 2013, an increase of $8 million or 2% from the prior year quarter. Deposit balances at quarter-end were $13 million lower than December 31, 2012, as a run up in deposit balances occurred during the last two weeks of December and gradually dissipated during the first half of 2013.

Average total deposits during the quarter of $461 million were 2% above the prior year’s second quarter average, while declining by $1.5 million or 0.3% from the immediate prior quarter.

Within the deposit category, average non-interest-bearing account balances increased $4 million, or 4% during the quarter. Average interest-bearing checking, money market and traditional savings balances declined $1 million or 1% during the quarter, while average time deposit balances decreased $4 million or 3% during the quarter. In addition to the changes in average deposit balances, the average balance of securities sold under repurchase agreement during the second quarter declined by $3 million or 7% during the quarter. The Company’s repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts.

Shareholders’ equity totaled $51.4 million on June 30, 2013 with 2.7 million common shares outstanding. The tangible equity to assets ratio amounted to 8.1% on June 30, 2013 and 2012. The Company declared a common dividend of $.18 per share during the quarter. Based on the June 30, 2013 closing stock price of $19.25 per share, the Company’s annual dividend yield approximates 3.7%.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $571 million as of June 30, 2013. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas and Stark counties and Trust offices located in Millersburg and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330-763-2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands except per share data)

	Quarters
EARNINGS	2013 2nd Qtr	2013 1st Qtr	2012 4th Qtr	2012 3rd Qtr	2012 2nd Qtr	2013 6 months	2012 6 months
Net interest income FTE (a)	$4,668	$4,767	$4,543	$4,499	$4,474	$9,435	$8,854
Provision for loan losses	210	210	206	206	205	420	411
Other income	1,066	1,038	1,149	1,073	1,034	2,104	1,982
Other expenses	3,663	3,559	3,818	3,528	3,560	7,222	7,104
FTE adjustment (a)	76	75	73	73	77	151	144
Net income	1,247	1,362	1,120	1,231	1,141	2,609	2,196
Diluted earnings per share	0.45	0.50	0.41	0.45	0.41	0.95	0.80

PERFORMANCE RATIOS
Return on average assets (ROA)	0.88%	0.96%	0.77%	0.86%	0.82%	0.92%	0.79
Return on average common equity (ROE)	9.32%	10.43%	8.50%	9.41%	8.98%	9.87%	8.73
Net interest margin FTE (a)	3.49%	3.56%	3.33%	3.34%	3.40%	3.53%	3.39
Efficiency ratio	63.40%	60.72%	63.61%	62.66%	64.03%	62.05%	64.93
Number of full-time equivalent employees	159	164	162	168	167

MARKET DATA
Book value/common share	$18.78	$19.31	$19.17	$19.05	$18.71
Period-end common share mkt value	19.25	19.20	17.00	18.25	18.17
Market as a % of book	102.50%	99.43%	88.68%	95.80%	97.11%
Price-to-earnings ratio	10.64	10.85	10.24	11.77	12.36
Cash dividends/common share	$0.18	$0.18	$0.18	$0.18	$0.18	$0.36	$0.36
Common stock dividend payout ratio	40.00%	36.00%	43.90%	40.00%	43.90%
Average basic common shares	2,736,555	2,736,060	2,735,157	2,734,799	2,734,799	2,736,309	2,734,799
Average diluted common shares	2,738,708	2,738,300	2,735,328	2,736,316	2,736,046	2,738,432	2,735,688
Period end common shares outstanding	2,736,634	2,736,060	2,736,060	2,734,799	2,734,799
Common shares repurchased	0	0	0	0	0
Common stock market capitalization	$52,680	$52,532	$46,513	$49,910	$49,691

ASSET QUALITY
Gross charge-offs	$95	$16	$304	$39	$85	$111	$164
Net charge-offs (recoveries)	69	(14)	287	16	(20)	55	22
Allowance for loan losses	4,945	4,804	4,580	4,661	4,471
Nonperforming assets (NPAs)	2,394	2,187	3,362	3,713	4,010
Net charge-off/average loans ratio	0.07%	(0.02)%	0.32%	0.02%	(0.02)%	0.03%	0.01
Allowance for loan losses/ period-end loans	1.31	1.29	1.26	1.32	1.30
NPAs/loans and other real estate	0.63	0.59	0.92	1.05	1.17
Allowance for loan losses/ nonperforming loans	206.60	219.66	137.23	127.28	111.65

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	8.11%	8.39%	8.06%	8.24%	8.11%
Average equity to assets	9.39	9.20	9.11	9.15	9.09
Average equity to loans	14.30	14.20	14.70	14.97	15.04
Average loans to deposits	81.36	80.57	76.87	76.33	75.24

AVERAGE BALANCES
Assets	$571,569	$575,925	$575,498	$569,142	$562,291	$573,712	$557,334
Earning assets	537,165	543,068	542,150	536,093	528,817	539,740	524,810
Loans	375,447	373,064	356,555	347,682	339,829	374,263	333,516
Deposits	461,488	463,030	463,862	455,491	451,646	462,246	447,308
Shareholders' equity	53,677	52,960	52,415	52,063	51,125	53,320	50,584

ENDING BALANCES
Assets	$571,068	$568,852	$586,900	$568,783	$566,687
Earning assets	534,806	538,674	544,727	535,402	530,094
Loans	378,191	373,367	364,580	352,748	344,116
Deposits	462,845	457,530	475,443	454,299	454,719
Shareholders' equity	51,391	52,830	52,453	52,101	51,176

NOTES:

(a) – Net Interest income on a fully tax-equivalent ("FTE") basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

dollars in thousands, except per share data

	June 30, 2013	June 30, 2012
ASSETS
Cash and cash equivalents
Cash and due from banks	$13,532	$14,007
Interest-earning deposits in other banks	23,534	53,825
Federal funds sold	—	—

Total cash and cash equivalents	37,066	67,832
Securities
Available-for-sale, at fair-value	127,515	126,690
Restricted stock, at cost	5,463	5,463

Total securities	132,978	132,153
Loans held for sale	103	—
Loans	378,191	344,116
Less allowance for loan losses	4,945	4,471

Net loans	373,246	339,645
Goodwill and core deposit intangible	5,554	5,695
Bank owned life insurance	9,419	8,175
Premises and equipment, net	8,326	8,451
Accrued interest receivable and other assets	4,376	4,736

TOTAL ASSETS	$571,068	$566,687

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest-bearing	$101,644	$93,134
Interest-bearing	361,201	361,585

Total deposits	462,845	454,719
Short-term borrowings	41,851	41,195
Other borrowings	12,558	16,870
Accrued interest payable and other liabilities	2,423	2,727

Total liabilities	519,677	515,511

Shareholders' equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2013 and 2012	18,629	18,629
Additional paid-in capital	9,964	9,994
Retained earnings	28,586	25,602
Treasury stock at cost – 243,968 shares in 2013 and 245,803 in 2012	(4,958)	(5,015)
Accumulated other comprehensive (loss) income	(830)	1,966

Total shareholders' equity	51,391	51,176

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$571,068	$566,687

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

dollars in thousands, except per share data

	Quarter ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Interest and dividend income:
Loans, including fees	$4,441	$4,272	$9,008	$8,524
Taxable securities	585	707	1,167	1,436
Nontaxable securities	128	131	255	243
Other	19	41	43	80

Total interest and dividend income	5,173	5,151	10,473	10,283

Interest expense:
Deposits	448	590	923	1,230
Other	133	164	266	343

Total interest expense	581	754	1,189	1,573

Net interest income	4,592	4,397	9,284	8,710
Provision for loan losses	210	205	420	411

Net interest income after provision for loan losses	4,382	4,192	8,864	8,299

Non-interest income
Service charges on deposits accounts	333	318	648	626
Trust services	226	167	440	328
Gain on sale of loans	102	137	216	193
Other	405	412	800	835

Total non-interest income	1,066	1,034	2,104	1,982

Non-interest expenses
Salaries and employee benefits	2,042	1,961	4,092	3,924
Occupancy expense	255	241	513	487
Equipment expense	177	139	342	294
Franchise tax expense	147	138	294	277
Professional and director fees	174	242	291	449
Federal deposit insurance	84	68	172	155
Amortization of intangible assets	34	33	68	66
Other expenses	750	738	1,450	1,452

Total non-interest expenses	3,663	3,560	7,222	7,104

Income before income tax	1,785	1,666	3,746	3,177
Federal income tax provision	538	525	1,137	981

Net income	$1,247	$1,141	$2,609	$2,196

Net income per share:
Basic	$0.45	$0.41	$0.95	$0.80

Diluted	$0.45	$0.41	$0.95	$0.80

Note: Certain prior year balances have been reclassified to conform to the current year presentation.